Exhibit 10.16

Summary of MT Death Benefit Arrangement related to Equity Awards
Effective August 30, 2018, the Nominating and Compensation Committee of NXP Semiconductors N.V., approved a death benefit for members of NXP’s Management Team (“MT”) whereby, unless otherwise provided in a separate employment agreement, in the event of death of a MT member while employed at NXP, all outstanding and unvested equity awards at the time of death will vest as soon as administratively practicable thereafter, except that in the case of Performance Restricted Share Unit (“PSU”) awards, such vesting will be subject to the performance targets being met.